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SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316 Filed Pursuant to Rule 424(b)(3) Pricing Supplement No. 48 Prospectus Supplement dated January 23, 2003) (To Prospectus dated January 23, 2003 and	Trade Date: 4/7/03 Issue Date: 4/10/03
The date of this Pricing Supplement is 4/7/03
					Interest Payment			Subject to Redemption
	Stated Interest Rate Per Annum[1]
CUSIP		Maturity Date	Price to Public[2] [3]	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and Terms of Redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FBZ1	5.350%	6/15/28	100%	2.500%	Monthly	05/15/03	Yes	Yes	Callable at 100% beginning on 6/15/08 and continuously thereafter with 5 business days notice	1,106,000	1,078,350.00	N

The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

Expressed as a percentage of aggregate principal amount.

See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

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SLM CORPORATION – PRICING SUPP. NO. 48